UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

GLADSTONE LAND CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35795	54-1892552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On November 17, 2016, Gladstone Land Corporation, through a wholly-owned subsidiary of its operating partnership (collectively, the “Company”) entered into an agreement of purchase and sale (the “Agreement”) with an unrelated party (the “Seller”). The Agreement provides for the purchase of multiple parcels of irrigated farmland located within the United States (the “Property”) for a purchase price that is expected to be $54.0 million, subject to certain credits and debits as set forth in the Agreement.

The acquisition of the Property is subject to customary terms and conditions and termination rights for transactions of this type, including a due diligence inspection period for the Company. The transaction is expected to close during the three months ending March 31, 2017; however, there can be no assurance that this prospective acquisition will be consummated by a certain time, or at all.

Certain statements and assumptions in this filing contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. The Company undertakes no obligations to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

November 23, 2016	By:	/s/ Lewis Parrish
Lewis Parrish
Chief Financial Officer